Exhibit 23.1

Consent of Demetrius Berkower LLC

We hereby consent to the incorporation by reference of our report, dated October 15, 2013, on the consolidated balance sheets of Electronic Control Security Inc. (the “Company”) as of June 30, 2013 and 2012 and the related statements of operations, comprehensive income, cash flows and shareholders' equity for each of the two years in the period ended June 30, 2013 in the Company's Registration Statement on Form S-8 that was filed in January 2011.

Demetrius Berkower LLC

Wayne, New Jersey

October 15, 2013